Exhibit 10.12

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO ITEM 601(b)(10) OF REGULATION S-K BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

INSTALMENT PAYMENT AGREEMENT

CUSTOMER:	View, Inc., a company incorporated in Delaware

Customer address:	195 S. Milpitas Blvd., Milpitas, CA 95035

Contact Person:	Bill Krause - bill.krause@view.com

FUNDER:	[*]

Funder address:	[*]

Date:	October 15, 2019

Designated Account	Such account notified in writing by an authorised representative of Customer to Funder from time to time; provided such account has been validated by Funder.

Designated Funder Account	Such account notified in writing by an authorised representative of Funder to Customer from time to time.

Drawdown Amount

An amount funded by Funder to Customer’s Designated Account. The aggregate of Drawdown Amounts under this IPA, offset by Repayment Amounts remitted to Designated Funder Account, shall not exceed the

Facility Amount.

Drawdown Date	Means, in relation to a Drawdown Amount, the date on which payment of such Drawdown Amount to the Designated Account is effected by Funder.

Facility Amount	Prior to January 3, 2020, $200,000,000. On or after January 3, 2020, $250,000,000

Maturity Date	Means, in relation to a Repayment Amount, the Maturity Date for such Repayment Amount as set forth in the PAUF applicable to such Repayment Amount.

Payable	Payments which Customer may wish to make from time to time for its general corporate purposes.

PAUF

Means a payment assurance upload file submitted by Customer to Funder’s portal setting out, for any actual or proposed Drawdown Amount, the actual or proposed Drawdown Date, the Repayment Amounts and the

Maturity Dates for such Repayment Amounts.

Rate	Shall be the effective interest rate incorporated in each Repayment Amount.

Repayment Amount

With respect to any Drawdown Amount, each Certified Amount set forth (and as defined) in the PAUF for such Drawdown Amount; provided that if the proposed Drawdown Amount set forth in a PAUF is not fully funded to Customer by Funder, each Certified Amount in such PAUF will be deemed reduced on a pro rata basis in proportion to such unfunded Drawdown Amount.

Termination Date	October 13, 2023.

Transferee	As defined in Section 8 of this IPA.

This IPA shall commence on the date set out above, and shall end on the Termination Date. Termination or expiry of this IPA shall not affect or prejudice Funder’s right and remedies accrued up to such expiry or termination, including without limitation, unpaid Repayment Amounts which Maturity Dates fall on or after such expiry or termination.

1. Payment by Funder. Prior to the funding by Funder of any Drawdown Amount, under this IPA a PAUF will be created which sets out such Drawdown Amount, which Customer intends to use to pay Payables or other obligations.

2. Payments from Customer under the IPA. For each Drawdown Amount, Customer agrees to pay each corresponding Repayment Amount into the Designated Funder Account on the applicable Maturity Date. For the avoidance of doubt, payment of a Repayment Amount into the Designated Funder Account shall be deemed to discharge the obligation to pay such Repayment Amount notwithstanding any assignment by Funder of such obligation. Customer’s obligation to remit Repayment Amounts in accordance with this IPA is absolute, unconditional, non-cancellable, and independent, and shall not be subject to any set-off, claim or defense for any reason, including, but not limited to, any termination of the business relationship, or dispute arising, with any third party or Funder, Customer’s failure to settle a Payable, or any default by a third party.

Customer may at its option terminate this IPA by giving not less than ten (10) days’ prior notice to Funder. Such notice shall specify the date of such termination. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by Customer (by written notice to Funder on or prior to the specified termination date) if such condition is not satisfied. Any termination of this IPA shall be effective upon payment by Customer to Funder of all obligations owed hereunder (other than contingent obligations for which no claim has been made) in full in cash and shall be irrevocable. Customer shall notify Funder of the initiation of the wire transfer of such payment. Upon the termination of this IPA, Funder shall have no further obligation to provide Drawdown Amounts hereunder.

Customer agrees that, if at any time all or any part of any payment theretofore made by it to Funder is or must be rescinded or returned for any reason whatsoever (including due to an insolvency event related to Customer or its affiliates), the obligation of Customer to make such payment to Funder shall, for the purposes of this IPA, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this IPA shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made. All amounts owing and payable to Funder in respect of the obligations payable by Customer hereunder shall be paid by Customer to Funder in Dollars, in immediately available funds, in accordance with this IPA, as the case may be, and all without counterclaim, setoff, defense, abatement, suspension or deferment to the Designated Funder Account.

3. Taxes. (i) Payments of Repayment Amounts shall be made without withholding for taxes, unless required by applicable law. If any applicable law (as determined in the good faith discretion of the Customer) requires the withholding of any tax from any such Repayment Amount, then the Customer shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such tax is an Indemnified Tax, then the sum payable by the Customer shall be increased as may be necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this sentence) the Funder or Transferee receives an amount equal to the sum it would have received had no deductions or withholding of Indemnified Taxes been made. For this purpose,

Instalment Payment Agreement

an “Indemnified Tax” shall mean any tax other than (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (1) imposed as a result of the Funder or Transferee being organized under the laws of, or having its applicable funding office in, the jurisdiction imposing such tax (or any political subdivision thereof) or (2) that are Other Connection taxes, (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of the Funder or Transferee pursuant to a law in effect on (1) in the case of the Funder, the date of this IPA or, in the case of the Transferee, the date such Transferee became a Transferee under this IPA or (2) in the case of the Funder, the date on which the Funder changes its funding office, except in each case to the extent that, pursuant to Section 3(i), amounts with respect to such taxes were payable either to the Funder’s or such Transferee’s assignor immediately before such Transferee became a Transferee under this IPA or, in the case of the Funder, to the Funder immediately before it changed its funding office, (c) taxes attributable to the Funder’s or Transferee’s failure to comply with Section 3(ii), and (d) any taxes imposed under FATCA. For this purpose, “Other Connection taxes” means, in the case of the Funder or any Transferee, any taxes imposed as a result of a present or former connection between such person or entity and the jurisdiction imposing such tax (other than connections arising solely from such person or entity having executed, delivered, become a party to, performed its obligations under, received payments under or enforced this IPA) and “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date of this IPA (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or written practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code. If the Funder or any Transferee requires the Customer to pay any Indemnified Taxes or additional amount to the Funder or such Transferee, as the case may be, or any governmental authority for the account of the Funder or such Transferee, as the case may be, pursuant to this Section 3, then the Funder or such Transferee shall (at the request of the Customer) use reasonable efforts to designate a different funding office for funding of amounts to the Customer or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if the Funder or such Transferee, as the case may be, determines, in its reasonable judgment that such designation or assignment (x) would eliminate or reduce amounts payable pursuant to this Section 3 in the future and (y) would not subject the Funder or such Transferee, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Funder or such Transferee, as the case may be. The Customer hereby agrees to pay all reasonable costs and expenses incurred by the Funder or such Transferee, as the case may be, in connection with any such designation or assignment. (ii) If the Funder or a Transferee is entitled to an exemption from or reduction of withholding tax with respect to the payment of Repayment Amounts, it shall deliver to the Customer, at the time or times reasonably requested by the Customer, such properly completed and executed documentation reasonably requested by the Customer as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that the delivery of such documentation would not subject the Funder or Transferee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Funder or Transferee (other than any IRS Form W-8 or IRS Form W-9 described in the next sentence). Notwithstanding anything to the contrary in this IPA, (A) if the Funder or a Transferee is a “United States person” as defined in Section 7701(a)(30) of the Code (a “U.S. Person”), it shall deliver to the Customer on the date of this IPA or, in the case of a Transferee, on the date of the assignment, an executed IRS Form W-9, and (B) if the Funder or a Transferee is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to the Customer on the date of this IPA or, in the case of a Transferee, on the date of the assignment, an executed applicable IRS Form W-8 and, as applicable, a certificate (reasonably acceptable to the Customer) to the effect that such Funder or Transferee is entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code (each such certificate, a “U.S. Tax Compliance Certificate”); provided that if the Funder or such Transferee, as the case may be, is a partnership and one or more direct or indirect partners of such partnership are claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, such partnership may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner. If a payment made to the Funder or any Transferee under this IPA would be subject to U.S. federal withholding tax imposed by FATCA if such person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such person or entity shall deliver to the Customer at the time or times prescribed by law and at such time or times reasonably requested by the Customer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Customer as may be necessary for the Customer to comply with their obligations under FATCA and to determine that such person or entity has complied with such person or entity’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3(ii), “FATCA” shall include any amendments made to FATCA after the date of this IPA. Each of the Funder and each Transferee, by its acceptance of an assignment or transfer of any rights or interests herein, agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Customer in writing of its legal inability to do so. (iii) Each Transferee, by its acceptance of an assignment or transfer of any rights or interests herein, acknowledges and agrees that such Transferee shall not be entitled to receive any greater payment under this Section 3, with respect to such assignment or transfer than the Funder would have been entitled to receive had there been no assignment or transfer. (iv) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 3 shall survive the termination of this IPA or any assignment of a party’s rights under this IPA.

4. Separate Agreements. Customer acknowledges that this IPA is separate and distinct from any contractual arrangement with any third party to whom a Payable may be owed, and each forms a separate contract. Customer represents that neither of the following will affect its payment commitment hereunder, including without limitation (i) any participation by a third party to whom a Payable may be owed in any arrangement with Funder and (ii) any change in Customer’s relationship with a third party to whom a Payable may be owed. Funder is not an agent or representative of any third party to whom a Payable may be owed.

5. Representations, Acknowledgements and Undertakings. Customer represents and warrants that Customer’s execution and delivery of, and performance of its obligations under, this IPA have been duly authorized and this IPA constitutes a legal, valid and binding agreement of Customer, enforceable against Customer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law. Customer agrees that it will not assert that any terms in any agreement with any third party to whom a Payable may be owed or related agreement(s) (including subsequent amendments) affect its payment obligation or Funder’s or any Transferee’s rights under this IPA. Customer represents and warrants that (a) it and its directors, officers, managers and, to its knowledge, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions; (b) none of (i) it or its directors, officers or managers or (ii) to its knowledge, any of its agents that will act in any capacity in connection with or benefit from the transaction established hereby, is a Sanctioned Person; and (c) no Drawdown Amount or use of proceeds thereof or other transaction hereunder will violate Anti-Corruption Laws or applicable Sanctions. Customer covenants and agrees that it will not request any Drawdown Amount and shall not use the proceeds of any Drawdown Amount (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any person in violation of Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions. The following terms have the following

Instalment Payment Agreement

meanings as used in this Section 5: “Anti-Corruption Laws” means, with respect to any person, all laws, rules and regulations of any jurisdiction applicable to such person or its subsidiaries from time to time concerning or relating to bribery or corruption; “OFAC” means the U.S. Office of Foreign Assets Control; “Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions; “Sanctioned Person” means, at any time, (a) a person listed in any Sanctions-related list of designated persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any person located, organized or resident in a Sanctioned Country or (c) any person controlled by any such person; and “Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

6. Default. Any of the following shall constitute a default under this IPA (a ‘Default’) with respect to any Repayment Amount: (a) Customer fails to pay such Repayment Amount when due; (b) Customer fails to perform or observe any obligation (other than the obligation to pay a Repayment Amount) or breaches any representation in this IPA, and such failure or breach continues for 30 days; (c) Customer files a decree or order for relief by a court having jurisdiction in the premises in respect of Customer or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for Customer or for any substantial part of its property, or ordering the winding-up or liquidation of Customer’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days); or (d) the commencement by Customer of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by Customer to the entry of an order for relief in an involuntary case under any such law, or the consent by Customer to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for Customer or for any substantial part of its property, or the making by Customer of any general assignment for the benefit of creditors, or the failure by Customer generally to pay its debts as such debts become due, or the taking of action by Customer in furtherance of any of the foregoing.

7. Remedies. If a Default has occurred with respect to any Repayment Amount owed to Funder or a Transferee, Funder or such Transferee, as the case may be, may: (i) require all outstanding Repayment Amounts and other sums due and scheduled to become due to become immediately due and payable by Customer; and (ii) pursue any other rights or remedies legally available. If Funder or any Transferee takes any action to enforce its rights related to this IPA, Customer shall pay, in addition to the amounts specified above, all reasonable and documented out-of-pocket costs and expenses incurred by Funder or such Transferee, as the case may be, of such action including reasonable attorneys’ fees. No failure or delay by Funder or any Transferee to exercise any right or remedy shall operate as a waiver thereof, or of any subsequent breach, and all remedies are cumulative and not exclusive.

8. Miscellaneous. Any transfer or assignment of Customer’s obligations under this IPA shall require Funder’s prior written consent. The Funder or any Transferee may assign or transfer (in whole or in part) any or all of its rights and/or interests under or in respect of this IPA in or with respect to Customer’s obligation to pay any Repayment Amount (or any part thereof) or any rights of enforcement thereof to any other person (a ‘Transferee’), and Customer waives its right to assert against such Transferee any claim or defense it may have against Funder; provided that notwithstanding any such assignment or transfer, the term “Funder” for all purposes hereof shall remain [*]; provided, further, that, notwithstanding the foregoing, Funder may transfer any of its rights or obligations under this IPA to any Person after the occurrence of a Default. The Funder, acting solely for this purpose as an agent of the Customer, shall maintain a register (a “Register”) for the recordation of the names and addresses of Transferees or participants and the principal amounts (and stated interest) owing to each of them under this IPA. Each of the Customer, the Funder, and the Transferees agrees that it is intended that any obligation pursuant to this IPA is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Register shall be available for inspection by the Customer, at any reasonable time and from time to time upon reasonable prior notice. Any Transferee shall benefit from and be entitled to enforce this IPA with respect to each Repayment Amount in relation to which it is a Transferee regardless of whether the assignment or transfer was in whole or in part, and any such assignment or transfer shall be constituted as a separate legal claim in respect of such Transferee’s part of the applicable Repayment Amount, distinct from any claims in respect of the remaining Repayment Amount. This IPA constitutes the entire agreement between Customer and Funder with respect to the Customer’s payment obligations arising hereunder, and shall supersede any and all prior oral and written understandings with respect to Customer’s payment obligations arising hereunder. This IPA may only be amended by a writing signed by all parties hereto; provided that Funder may waive any obligation of Customer to Funder hereunder and Funder’s rights and remedies with respect thereto. If any provision of the IPA is invalid, such invalidity shall not affect the validity or enforceability of the remaining terms of the IPA. Customer agrees that Funder may treat executed faxes, scanned images or photocopies as original documents; however, Customer agrees to deliver original signed documents if requested. This IPA may be executed in counterparts, which, when taken together, shall constitute a completely executed copy of the IPA. Each of Customer and Funder agree, and any Transferee by its acceptance of an assignment or transfer of any rights or interests herein (x) agrees, that (i) this IPA and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of New York; and (ii) any dispute arising out of or in connection with this IPA, including without limitation any question regarding its existence, validity or termination, shall be litigated exclusively in federal or state courts in the State of New York; and (y) waive its right to trial by jury in any litigation arising out of or in connection with this IPA. Any notice provided by any party to any other party hereunder shall be in writing, which shall include a writing transmitted by electronic mail.

9. Notices. Any notice, demand or other communication permitted or required to be given hereunder not otherwise specified in any other part of this IPA shall be in writing and may be effectively given by delivering it to the address(es) hereinafter set forth or by sending the same by fax or email to such address(es). Any notice, demand or other communication so given prior to 5:00 p.m. (London time) on a Business Day by fax or email shall be deemed to have been given, received and made on such Business Day and if so given after 5:00 p.m. (London time) on a Business Day or a day which is not a Business Day, such notice, demand or other communication shall be deemed to have been given, received and made on the next following Business Day. The addresses of the parties for the purposes hereof shall be (a) in the case of Funder or any Transferee: [*] and (b) in the case of Customer: View, Inc., 195 S. Milpitas Blvd., Milpitas, California 95035; email: bill.krause@viewglass.com. Funder and Customer may from time to time notify the other, in accordance with the provisions hereof, of any change of its address which thereafter, until changed by like notice, shall be the address of Customer or Funder (and any Transferee), as the case may be, for all purposes of this IPA. “Business Day” shall mean any day that is not a Saturday, Sunday, statutory holiday in London or day on which commercial banking institutions are authorized or required by law to close in New York City.

Instalment Payment Agreement

SIGNED on behalf of the CUSTOMER: /s/ Vidul Prakasah Authorized Signatory Vidul Prakash Name of Signatory Chief Financial Officer Position of Signatory 10/15/19 Date	SIGNED on behalf of the FUNDER: /s/ [*] Authorized Signatory [*] Name of Signatory [*] Position of Signatory 10/15/19 Date

Instalment Payment Agreement